Exhibit A

JOINT FILING AGREEMENT

The undersigned agree that this Schedule 13G Amendment No. 11 dated August 13, 2025 relating to the Common Stock, par value $0.01 per share, of KVH Industries, Inc. shall be filed on behalf of the undersigned.

NEEDHAM INVESTMENT MANAGEMENT L.L.C. By: /s/ James W. Giangrasso
Name: James W. Giangrasso
Title: Chief Financial Officer

NEEDHAM ASSET MANAGEMENT, LLC By: /s/ James W. Giangrasso
Name: James W. Giangrasso
Title: Authorized Person

NEEDHAM HOLDINGS, LLC By: /s/ George A. Needham
Name: George A. Needham
Title: Authorized Person

THE NEEDHAM GROUP, INC. By: /s/ George A. Needham
Name: George A. Needham
Title: Authorized Person

GEORGE A. NEEDHAM By: /s/ George A. Needham